Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dollar General Corporation 2021 Stock Incentive Plan of our report dated March 19, 2021, with respect to the consolidated financial statements of Dollar General Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Dollar General Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 29, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

May 27, 2021